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Exhibit 21

List of Subsidiaries

Name                                                  State Of Incorporation

International Baler Corp.                                       Delaware

Waste Technology Leasing Corp.                                  Delaware

Waste Technology Acquisitions Corp.                             Delaware

Consolidated Baling Machine Co., Inc.                           Florida

Solid Waste & Recovery Systems, Inc.                            Florida

Waste Tech Real Estate Corp.                                    New York

Consolidated Baler Sales & Service Inc.                         New York

International Press and Shear Corp.                             Georgia